March 14, 2012	Mayer Brown LLP 1675 Broadway New York, New York 10019-5820 Main Tel (212) 506-2500 Main Fax (212) 262-1910 www.mayerbrown.com

CEF Equipment Holding, L.L.C. 10 Riverview Drive Danbury, CT 06810

Re:	Asset Backed Notes

Ladies and Gentlemen:

We have advised CEF Equipment Holding, L.L.C., a Delaware limited liability company (the “Registrant”) with respect to certain federal income tax aspects of the issuance of the Asset Backed Notes (the “Notes”), which will be issued pursuant to an Indenture, to be dated as of March 21, 2012 (the “Agreement”), as more particularly described in the prospectus, dated March 7, 2012 (the “Base Prospectus”), and the prospectus supplement, dated March 14, 2012 (the “Prospectus Supplement” and, together with the Base Prospectus, the “Prospectus”), relating to such series, each forming a part of the Registration Statement on Form S-3 (File No. 333-160604), as amended, and as filed by the Registrant with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”) and declared effective on October 14, 2009 (as amended by Post-Effective Amendment No. 1, dated as of August 9, 2011 and Post-Effective Amendment No. 2, dated as of September 2, 2011, and declared effective on September 13, 2011, the “Registration Statement”). Capitalized terms used but not defined herein have the meanings specified in the Prospectus.

The description of selected federal income tax consequences to holders of the Notes that appears in the Base Prospectus and the Prospectus Supplement under the heading “U.S. Federal Income Tax Consequences” does not purport to discuss all possible income tax ramifications of the proposed issuance, but with respect to those tax consequences which are discussed, in our opinion such description is accurate in all material respects to the extent it relates to matters of law or legal conclusions with respect thereto. In addition we adopt and confirm the statements in the description identified as the opinion of special United States federal tax counsel.

Mayer Brown LLP operates in combination with our associated English limited liability partnership and Hong Kong partnership (and its associated entities in Asia) and is associated with Tauil & Chequer Advogados, a Brazilian law partnership.

Mayer Brown llp

CEF Equipment Holding, L.L.C.

March 14, 2012

We have examined such instruments, documents and records as we deemed relevant and necessary as a basis of our opinion hereinafter expressed. In such examination, we have assumed the following: (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to us as copies; (c) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed; (d) the legal capacity of all natural persons; and (e) the authenticity of oral or written statements and representations of public officials, officers and other representatives of the Registrant and others.

[SIGNATURE PAGE FOLLOWS]

Mayer Brown llp

CEF Equipment Holding, L.L.C.

March 14, 2012

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of our name wherever appearing in the Prospectus contained therein. In giving such consent, we do not consider that we are “experts,” within the meaning of the term as used in the Act or the rules and regulations of the Commission issued thereunder, with respect to any part of the Registration Statement, including this opinion letter as an exhibit or otherwise.

Very truly yours, /s/ MAYER BROWN LLP

RN/MM